EXHIBIT 14



                       CODE OF ETHICS AND BUSINESS CONDUCT

                                       FOR

                        OFFICERS, DIRECTORSAND EMPLOYEES

                                       OF

                           SMALL CAP STRATEGIES, INC.


                        (Formerly Photonics Corporation)







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1.   TREAT IN AN ETHICAL MANNER THOSE TO WHOM THE COMPANY. HAS AN OBLIGATION.

The officers, directors and employees of Photonics Corporation (the "Company") are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone. For the communities in which we live and work we are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our suppliers and partners Fwe are committed to fair competition and the sense of responsibility required of a good customer and teammate.

2.   PROMOTE A POSITIVE WORK ENVIRONMENT.

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.


3.   PROTECT YOURSELF, YOUR FELLOW EMPLOYEES, AND THE WORLD WE LIVE IN.

We are committed to providing a drug-free, safe and healthy work environment, and to observing environmentally sound business practices. We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live. Each of us is responsible for compliance with environmental, health and safety laws and regulations.

4.   KEEP ACCURATE AND COMPLETE RECORDS.

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

5.   OBEY THE LAW.

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a. minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:




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     a.   STRICTLY ADHERE TO ALL ANTITRUST LAWS.

          Officer, directors and employees must strictly adhere to all antitrust laws. Such laws exist in the United States and in many other countries where the Company may conduct business. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.


     b.   STRICTLY COMPLY WITH ALL SECURITIES LAWS.

          In our role as a publicly owned company, we must always be alert to and comply with the security laws and regulations of the United States and other countries.

     i.   DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING.

               Federal law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information. To avoid even the appearance of impropriety, Company policy also prohibits officers, directors and employees from trading options on the open market in Company stock under any circumstances.

               Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigationby the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

               Two simple rules can help protect you in this area: (1) Do not use nonpublic information for personal gain. (2) Do not pass along such information to someone else who has no need to know.

               This guidance also applies to the  securities of other  companies
               for  which  you  receive   information  in  the  course  of  your
               employment at The Company .


     ii.  BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS.

               As a public company, the Company must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. Officers, directors and management of the Company are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company.

               Securities laws are vigorously enforced. Violations may result in severe penalties including forced sales of parts of the business and significant fines against the Company. There may also be




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               sanctions  against  individual  employees  including  substantial fines and prison sentences.

               The principal executive officer and principal financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

6.   AVOID CONFLICTS OF INTEREST.

Our officers, directors and employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company.

HERE ARE SOME WAYS A CONFLICT OF INTEREST COULD ARISE:


o Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Company.
o Acceptance of gifts, payment, or services from those seeking to do business with the Company.
o Placement of business with a firm owned or controlled by an officer, director or employee or his/her family.
o Ownership of, or substantial interest in, a company that is a competitor, client or supplier.
o    Acting as a consultant to the Company, a customer, client or supplier.
o Seeking the services or advice of an accountant or attorney who has provided services to the Company.


Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

1.   COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES.

We must comply with the laws and regulations that pertain to the acquisition of goods and services. We will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

If you are involved in Company transactions, you must be certain that all statements, communications, and representations are accurate and truthful.

2.   AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS.

The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Officers, directors and employees of the Company will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company's reputation.

3.   MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES.




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Business  integrity is a key standard for the  selection  and retention of those who represent the Company. Agents, representatives and consultants must certify their willingness to comply with the Company's policies and procedures and must never be retained to circumvent our values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law.

4.   PROTECT PROPRIETARY INFORMATION.

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their business. Respect these confidences.

5.   OBTAIN AND USE COMPANY ASSETS WISELY.

Personal use of Company property must always be in accordance with corporate policy. Proper use of Company property, information resources, material, facilities and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove Company property without management's permission.

6.   FOLLOW  THE  LAW  AND  USE  COMMON  SENSE  IN  POLITIC   CONTRIBUTIONS  AND
     ACTIVITIES.

The Company encourages its employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices -- this includes employees' work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

7.   BOARD COMMITTEES.

The Company shall establish an Audit Committee empowered to enforce this Code of Ethics. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.

8.   DISCIPLINARY MEASURES.

The Company shall consistently enforce its Code of Ethics and Business Conduct through appropriate means of discipline. Violations of the Code shall be promptly reported to the Audit Committee. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.




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Persons  subject to  disciplinary  measures  shall  include,  in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

                                 CODE OF ETHICS
                       RELATING TO INVESTMENTS, CONFLICTS
                                       AND
                APPEARANCES OF IMPROPRIETY REGARDING INVESTMENTS

WHEREAS,  investment  companies  are  required  to  adopt a code of  ethics  and reporting requirements to prevent fraudulent, deceptive and manipulative practices, the following code of ethics relating to investments by the Corporation is adopted by the Corporation's Board of Directors.

I.   DEFINITIONS

     A.   "Corporation" shall mean Small Cap Strategies, Inc.
     B. "Access Person" means any director, officer, general partner, or Advisory Person of the Corporation.
     C. "Advisory Person" means any employee of the Corporation, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of a security by the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of a security.
     D. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.
     E. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.
     F. "Security" shall have the meaning set forth in 2(a)(36) of the Investment Company Act of 1940, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the board.
     G. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.
     H. "Investment company" means a company registered as such under the Investment Company Act of 1940, as amended. I. "Manipulation" means to alter by artful, insidious, or unfair means to serve one's purpose.

II.  PROHIBITIONS

     A. No Access Person of The Corporation, or any of it's subsidiaries, shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

          1.   is being considered for purchase or sale by the Corporation; or
          2.   is being purchased or sold by the Corporation; or
          3.   is being sold short by the Corporation.

III. EXEMPTED TRANSACTIONS

     A.   The prohibitions of Section 2 of this Code shall not apply to:

          1. Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.



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          2.   Purchases  or  sales of  securities  that  are not  eligible  for purchase or sale by the Corporation.
          3. Purchases or sales that are not voluntary or purposefully made on the part of either the Access Person or the Corporation.
          4. Purchases, which are part of an automatic dividend reinvestment plan.
          5. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.
          6. Purchases or sales that receive the prior approval of the Corporation's Board because they are only remotely potentially harmful to the Corporation, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Corporation.

IV.  REPORTING

     A. Every Access Person shall voluntarily report to the Corporation, on a timely basis, the information described in Section 4(c) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.
     B. An employee of the Corporation who is not an Access Person need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Corporation or was being considered by the Corporation or its investment advisor for the purchase or sale by the Corporation.
     C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          1. The date of the transaction, the title and number of shares, and the principal amount of each security involved.
          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).
          3.   The price at which the transaction was effected.
          4. The name of the broker, dealer or bank with or through whom the transaction was effected.

     D. It is the intent of the Corporation to abide by Rule 17j-1, dictating the reporting requirement, and as the Rule is amended, from time to time, to review the Rule to insure that the Corporation diligently abides by all aspects of the reporting requirements under said Rule.


V.   SANCTIONS

     A. Section (b)(1) of Rule 17j-1 requires Corporations to "use reasonable diligence, and institute procedures reasonably necessary, to prevent violations" of its codes of ethics.
     B. Upon discovering a violation of this Code of Ethics, the board of directors of the Corporation may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. Such a violation might include, but are not limited to, filing incomplete, untimely, or false reports and engaging in any manipulative practice or course of business that operates as a fraud upon such registered investment company.
     C. Rule 17j-1 does not supplant any obligation or prohibition to which an Access Person may be subject under the Investment Advisors Act of 1940 or any other federal securities laws.


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                       GUIDELINES FOR CORPORATE GOVERNANCE

Board of Director Functions The board of directors shall:

     o    Review and approve strategic plans to enhance stockholder value
     o    Review corporate performance
     o Oversee and evaluate management's systems for internal control, financial reporting and public disclosure
     o    Establish corporate governance standards
     o    Oversee and evaluate senior management performance and compensation
     o Plan for effective succession of the chief executive officer and senior management
     o    Be apprised of relations with stockholders
     o    Set a tone for a climate of corporate trust and confidence
     o    Set standards for director qualification
     o    Set standards for director orientation and continuing education
     o    Undertake an annual performance evaluation of the board of directors


Executive Sessions of the Board of Directors

Annually, the board of directors shall hold at least two (2) executive sessions without management and the chief executive officer and in addition, at least two
(2) executive sessions with the chief executive officer present, but without senior management, The Chairman of the Governance Committee shall preside at the executive sessions of the board of directors.

Company Communications with Members of the Board of Directors

Any employee, officer or other interested party who has an interest in communicating with non-management members of the board of directors may do so by directing the communication to the Chairman of the Governance Committee, The Chairman of the Governance Committee is the presiding director for non-management sessions of the board of directors. Directors have full and free access to officers and employees of the Corporation. Any meetings or contacts that a director wishes to initiate may be arranged through the chief executive officer or the secretary or directly by the director. Directors should use their judgment to ensure that any such contact is not disruptive to the business operations of the Corporation.


Director Responsibility

Directors must exercise sound business judgment and act in what they reasonably believe to be the best interests of the Company and its stockholders. In discharging this obligation, directors may reasonably rely on the honesty and integrity of The Corporation's management as well as that of its general auditor and independent auditor.

The Corporation will purchase reasonable directors' and officers' liability insurance for the benefit of its board of directors and management. In addition, directors and management shall be entitled to reasonable indemnification to the fullest extent permitted by the law of the State of California and By-laws of the Corporation.




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In order to effectively oversee the management of the Corporation, all directors are expected to attend meetings of the board of directors and meetings of committees of the board of directors of which they are members. Directors who attended less than seventy-five percent (75%) of meetings of the board of directors and meetings of committees of the board of directors of which they are members for two (2) consecutive years will not be eligible for nomination to the board of directors. Directors are expected to be prepared for these meetings and to be able to devote the time required. Information and data that are important to the understanding of the business to be conducted at a board of directors or committee meeting will generally be distributed in advance of the meeting.

In order to maintain independence for members of the Audit Committee, members of the Audit Committee may not directly or indirectly receive fees or other compensation for services as a consultant, legal advisor or financial advisor, regardless of the amount. Due to the Audit Committee's time commitment and responsibilities, Audit Committee members may receive reasonable fees and compensation that are greater than those paid to other directors.


Board of Directors Committees

The board of directors will maintain an Audit Committee, a Compensation Committee, a Nominating Committee, and Investment Committee, Governance
Committee, and such other committees as it determines appropriate. A majority all of the members of the Audit Committee, Compensation Committee, Investment Committee, Nominating Committee and Governance Committee shall be independent directors under the criteria establish by Board from time to time.


Exclusive Committee Authority

The board of directors and each committee shall have the power to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of the board of directors or management of the Corporation in advance. The Audit Committee shall have exclusive authority to engage and terminate the Corporation's independent auditor. The Audit Committee shall also pre-approve all engagements of the public auditor for all non-audit services. Fees paid to the public auditor for non-audit services should not exceed the sum of the fees paid for audit and audit-related services. The Nominating Committee shall have exclusive authority to engage and terminate any consultant or search firm utilized to identify or recruit director candidates and to nominate directors for election by stockholders. The Compensation Committee shall have exclusive authority to set the compensation of the chief executive officer and senior management.


Crisis Management

The board of directors shall be proactive in the context of any governance, compliance or business crisis affecting The Corporation. The board of directors will work with management and any outside advisors in order to assess a crisis situation and choose a proper course of action. The board of directors will use its best efforts to maintain and preserve the value, integrity and control of the Corporation.